EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference in the Form 8-K filed by Geokinetics Inc. on September 14, 2006, as amended and supplemented by this Form 8-K/A, of our report dated April 14, 2006, relating to the consolidated financial statements of Grant Geophysical Inc., appearing in the Current Report on Form 8-K/A of Geokinetics Inc. dated November 24, 2006.

/s/ UHY Mann Frankfort Stein & Lipp CPAs LLP

Houston, Texas
November 24, 2006